EXHIBIT 99.1

  Financial Corporation

Contact:	Ronald J. Nicolas, Jr.
Jon D. Van Deuren
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION
ANNOUNCES DECEMBER 2003 QUARTER RESULTS
Record quarterly loan production of $1.7 billion
Net income of $17.2 million compared to $2.1 million a year ago
Net operating income of $17.4 million compared to $9.6 million a year ago

        Los Angeles, California, February 2, 2004 – Aames Financial Corporation (OTCBB: AMSF), a leader in subprime mortgage lending, today reported results of operations for the three and six months ended December 31, 2003, announcing net income of $17.2 million and $45.8 million, respectively, compared to net income of $2.1 million and $12.0 million, respectively, during the comparable three and six month periods a year ago. During the three and six months ended December 31, 2003, diluted net income to common stockholders was $17.7 million and $46.7 million, respectively. In comparison, the diluted net income to common stockholders was $47.0 thousand and $12.0 million during the three and six months ended December 31, 2002, respectively. Diluted net income per common share was $0.17 and $0.45 for the three and six months ended December 31, 2003, respectively, compared to diluted net income per common share of $0.01 and $0.13 during the comparable three and six month periods in 2002, respectively.

        Net income during the three months ended December 31, 2003 and 2002 includes income tax provisions of $0.2 million and $1.6 million, respectively. Net income during the six months ended December 31, 2003 includes a tax benefit of $18.0 million compared to an income tax provision of $2.2 million during the comparable period a year ago. The income tax benefit recognized during the six months ended December 31, 2003 is due to the utilization of a portion of the Company’s available net operating loss carryforward.

        Net operating income during the three months ended December 31, 2003 was $17.4 million, an increase of $7.8 million, or 81.3% over net operating income of $9.6 million during the comparable three-month period a year ago. Net operating income excludes the $31.9 million write-down to the Company’s residual interests during the three and six months ended December 31, 2002, and excludes the $26.0 million and $27.0 million of debt forgiveness income recorded during the three and six months ended December 31, 2002, respectively. There were no residual interest write-downs or debt forgiveness income recorded during the three and six months ended December 31, 2003. During the six months ended December 31, 2003, net operating income was $27.9 million, an increase of $8.9 million, or 46.8%, over net operating income of $19.0 million reported during the comparable six month period in 2002, excluding the items in the 2002 period discussed above.

        As previously reported, in December 2003, the Company made dividend payments of $58.6 million on its Series B, C and D Convertible Preferred Stock.

        Also as previously reported, on November 12, 2003, the Company called six securitization trusts with an unpaid principal balance of $274.8 million of mortgage loans. As a result of the repurchase and subsequent sale of the mortgage loans in the six securitization trusts, the Company received proceeds of $78.4 million on November 17, 2003. The Company used a portion of these proceeds to pay-down the financing facility secured by its residual interests and certain of its servicing advances (the “Financing Facility”) by $34.6 million. At December 31, 2003, the balance outstanding under the Financing Facility was $22.8 million.

        In making the announcement, A. Jay Meyerson, the Company’s Chief Executive Officer, stated, “The operating results during the three and six months ended December 31, 2003 reflect continued improvement in the Company’s operations over those from the September quarter and from a year ago. We are very pleased with our $1.7 billion record loan production during the quarter, which reflects broad-based growth and record loan production in our wholesale and retail loan origination channels. Moreover, our continued operating income, together with the pool calls, enabled us to pay the dividends on our preferred stock which had been previously accrued, thereby removing a significant liability from our balance sheet. In addition, at December 31, 2003, the carrying value of the Company’s residual interests was $52.0 million compared to $129.2 million at June 30, 2003.”

Summary of Three Month Financial Results

   Total revenues

        Total revenue during the three months ended December 31, 2003 increased $22.1 million to $86.1 million from $64.0 million during the comparable three-month period a year ago. During the three months ended December 31, 2002, the company recorded a $31.9 million write-down to the Company’s residual interests and $26.0 million of debt extinguishment income. Excluding the $31.9 million write-down to the residual interests and the $26.0 million of debt extinguishment income during the three months ended December 31, 2002, operating revenue increased $16.2 million, or 23.3%, to $86.1 million during the three months ended December 31, 2003 over operating revenue of $69.9 million during the comparable three month period in 2002. The $16.2 million increase in operating revenue was comprised of increases of $18.1 million and $1.7 million in gain on sale of loans and origination fees, respectively, partially offset by declines of $3.4 million and $0.2 million in interest income and loan servicing, respectively.

   Total expenses

        Total expenses during the three months ended December 31, 2003 increased $8.4 million to $68.7 million from $60.3 million during the three months ended December 31, 2002. The increase in expenses during the three months ended December 31, 2003 from expenses reported during the comparable period a year ago was attributable primarily to increases of $7.2 million, $2.7 million and $1.4 million in personnel, production and general and administrative expenses, respectively, partially offset by a $2.9 million decrease in interest expense.

Summary of Six Month Financial Results

   Total revenues

        Total revenue increased $28.0 million to $159.4 million during the six months ended December 31, 2003 from $131.4 million during the six months ended December 31, 2002. Excluding the $31.9 million write-down to the residual interests and the $27.1 million of debt extinguishment income during the six months ended December 31, 2002, operating revenue increased $23.2 million, or 17.0%, during the three months ended December 31, 2003 over operating revenue of $136.2 million during the comparable six month period in 2002. The increase in operating revenue during the six months ended December 31, 2003 from the same period a year ago resulted primarily from a $26.0 million and $4.7 million increase in gain on sale of loans and origination fees, respectively, over amounts reported during the same period a year ago which was partially offset the decreases of $6.8 million and $0.9 million in interest income and loan servicing, respectively, from amounts reported in the comparable 2002 periods.

   Total expenses

        Total expenses increased $14.3 million to $131.5 million during the six months ended December 31, 2003 over $117.2 million during the six months ended December 31, 2002. The $14.3 million increase in total expense during the six months ended December 31, 2003 over total expense during the comparable six month period in 2002 was attributable to increases of $14.0 million, $4.0 million and $3.4 million in personnel, production and general and administrative expense, respectively, partially offset by a $7.1 million decline in interest expense.

Loan Production

        Total Production. During the three months ended December 31, 2003, the Company originated a total of $1.7 billion of mortgage loans, an increase of $162.1 million, or 10.8%, over the $1.5 billion of total loan production reported during the three months ended September 30, 2003, and an increase of $352.8 million, or 27.0% over the $1.3 billion of total loan production during the three months ended December 31, 2002. Total loan production during the six months ended December 31, 2003 was $3.2 billion, an increase of $881.0 million, or 38.7%, over the $2.3 billion of total mortgage loans originated during the six months ended December 31, 2002. Total loan production during the three and six months ended December 31, 2003 increased due to the combination of the Company’s adoption of new product guidelines, the continuation of a generally more favorable mortgage interest rate environment prevailing in the marketplace, demand for subprime products resulting from interest rate volatility in the prime mortgage market, and improved geographic diversification in our broker channel.

        Total Retail Production. The Company’s total retail production was $591.9 million during the three months ended December 31, 2003, an increase of $15.1 million, or 2.6%, over the $576.8 million reported during the three months ended September 30, 2003, and an increase of $75.6 million, or 14.7%, over the $516.2 million of total retail production during the three months ended December 31, 2002. During the six months ended December 31, 2003, total retail production increased $200.2 million, or 20.7%, to $1.2 billion over the $968.4 million of total retail production during the six months ended December 31, 2002.

        Total Broker Production. The Company’s total broker loan production during the three months ended December 31, 2003 was $1.1 billion, an increase of $147.0 million, or 16.0%, over the $920.6 million of total broker production reported during the three months ended September 30, 2003, and an increase of $277.1 million, or 35.1%, over the $790.5 million of total broker loan production during the three months ended December 31, 2002. Total broker loan production during the six months ended December 31, 2003 was $2.0 billion an increase of $680.8 million, or 52.1%, over the $1.3 billion of total broker production reported during the six months ended December 31, 2002.

Loans dispositions and loan servicing

   Loan Dispositions

        Total loan dispositions increased $538.7 million and $804.2 million, or 45.8% and 38.4%, to $1.7 billion and $2.9 billion, respectively, during the three and six months ended December 31, 2003 over $1.2 billion and $2.1 billion during the three and six months ended December 31, 2002, respectively. Total loan dispositions during the three months ended December 31, 2003 of $1.7 billion was a $528.5 million increase over total mortgage loan dispositions of $1.2 billion during the three months ended September 30, 2003, all of which were disposed in whole loan sales for cash. The Company’s increased loan dispositions during the three and six months ended December 31, 2003 over the comparable periods a year ago are related to the Company’s increased loan origination volumes during the 2003 periods over production levels reported during the comparable three and six month periods a year ago. During both the three and six months ended December 31, 2003, all of the Company’s loan dispositions were whole loan sales for cash. The Company relied solely on whole loan sales during the three and six months ended December 2003 due to attractive pricing conditions prevailing in the whole loans markets during such periods. In comparison, during the three months ended December 31, 2002, of the $1.2 billion of total loan dispositions, the Company securitized $315.0 million mortgage loans and sold $861.0 million of mortgage loans in whole loan sales for cash. During the six months ended December 31, 2002, of the $2.1 billion of total mortgage loan dispositions, the Company securitized $315.0 million of mortgage loans and sold $1.8 billion of mortgage loans in whole loan sales for cash. All of the Company’s loan dispositions during the three and six months ended December 31, 2003 and 2002 were sold on a servicing released basis.

   Loan servicing

        At December 31, 2003 and June 30, 2003 the Company’s total servicing portfolio was $2.3 billion and $1.7 billion, respectively, of which $2.3 billion and $1.7 billion, respectively, or 97.1 % and 94.9%, respectively, was serviced in-house. Loans in securitization trusts serviced in-house declined to $291.0 million at December 31, 2003 from $741.0 million at June 30, 2003 due primarily to Company’s call and sale of the mortgage loans in securitization trusts and, to a lesser extent, to mortgage loan run-off during the six months ended December 31, 2003.

        The Company’s servicing portfolio at December 31, 2003 and June 30, 2003 included approximately $2.0 billion and $911.0 million, respectively, of loans serviced for others on an interim basis, which includes loans sold where servicing has yet to be transferred and loans held for sale. The Company’s servicing portfolio was $2.5 billion at December 31, 2002, of which $2.4 billion, or 95.8%, was serviced in-house.

Other

        During the three months ended December 31, 2003, the Company renewed a $200.0 million revolving warehouse facility to a new maturity date of December 1, 2004. At December 31, 2003, total capacity under the Company’s revolving warehouse and repurchase facilities was $1.2 billion, of which $1.1 billion and $100.0 million is committed and uncommitted, respectively.

        Aames Financial Corporation is a leading home equity lender, and at December 31, 2003 operated 93 retail branches, 2 National Loan Centers and 5 regional broker operations centers throughout the United States.

        From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include the following: increases in mortgage lending interest rates; adverse changes in the secondary market for mortgage loans; decline in real estate values; decreases in earnings from the Company calling securitization trusts; limited cash flow to fund operations; dependence on short-term financing facilities; obligations to repurchase mortgage loans and indemnify investors; concentration of operations in California, Florida and Texas; extensive government regulation; concentrated ownership of the Company by a single stockholder; losses in securitization trusts; and intense competition in the mortgage lending industry. For a more complete discussion of these risks and uncertainties, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and subsequent filings by the Company with the United States Securities and Exchange Commission.

Financial Tables and Supplementary Information Follow

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Condensed consolidated financial statements
(In thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS	December 31, 2003	June 30, 2003
	(Unaudited)	(Audited)

Cash and cash equivalents	$ 11,611	$ 23,860
Loans held for sale, at lower of cost or market	690,868	401,001
Advances and other receivables	21,183	41,315
Residual interests, at estimated fair value	51,979	129,232
Deferred income taxes	16,206	--
Other assets	24,337	26,604

Total assets	$ 816,184	$ 622,012

Borrowings	$ 87,217	$ 138,512
Revolving warehouse and repurchase facilities	603,051	343,675
Accrued dividends on convertible preferred stock	--	51,232
Other liabilities	34,553	35,619

Total liabilities	724,821	569,038
Stockholders' equity	91,363	52,974

Total liabilities and stockholders' equity	$ 816,184	$ 622,012

CONDENSED CONSOLIDATED INCOME STATEMENT	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

Revenue:
Gain on sale of loans	$ 50,624	$ 32,527	$ 90,145	$ 64,059
Write-down of residual interests	--	(31,923)	--	(31,923)
Origination fees	15,996	14,315	32,436	27,690
Loan servicing	2,177	2,329	4,177	5,084
Debt extinguishment income	--	26,005	--	27,092
Interest	17,317	20,743	32,596	39,357

Total revenue, including write-down of
residual interests	86,114	63,996	159,354	131,359
Expenses:
Personnel	42,864	35,655	80,893	66,877
Production	8,347	5,652	15,774	11,815
General and administrative	12,322	10,919	24,974	21,596
Interest	5,184	8,122	9,846	16,891

Total expenses	68,717	60,348	131,487	117,179

Income before income taxes	17,397	3,648	27,867	14,180
Provision (benefit) for income taxes	217	1,568	(17,976)	2,186

Net income	$ 17,180	$ 2,080	$ 45,843	$ 11,994

Net income to common shareholders
Basic	$ 13,342	$ 47	$ 38,527	$ 6,138

Diluted	$ 17,702	$ 47	$ 46,888	$ 11,994

Net income per common share:
Basic	$ 1.90	$ 0.01	$ 5.54	$ 0.94

Diluted	$ 0.17	$ 0.01	$ 0.45	$ 0.13

Weighted average number of
common shares outstanding:
Basic	7,030	6,513	6,954	6,498

Diluted	104,642	6,513	104,387	92,045

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

The following table sets forth information regarding basic and diluted net income to common stockholders and basic and diluted net income per common share for the three and six months ended December 31, 2003 and 2002 (amounts in thousands, except per share data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Basic net income per common share:
Net income	$ 17,180	$ 2,080	$ 45,843	$ 11,994
Less: Accrued dividends on Series B, C and D Convertible
Preferred Stock	(3,838)	(2,033)	(7,316)	(5,856)

Basic net income to common stockholders	$ 13,342	$ 47	$ 38,527	$ 6,138

Basic weighted average number of common shares outstanding	7,030	6,513	6,954	6,498

Basic net income per common share	$ 1.90	$ 0.01	$ 5.54	$ 0.94

Diluted net income per common share:
Basic net income to common stockholders	$ 13,342	$ 47	$ 38,527	$ 6,138
Plus: Accrued dividends on Series B, C and D Convertible
Preferred Stock	3,838	--	7,316	5,856
Interest on 5.5% Convertible Preferred Debentures	522	--	1,045	--

Diluted net income to common stockholders	$ 17,702	$ 47	$ 46,888	$ 11,994

Basic weighted average number of common shares outstanding	7,030	6,513	6,954	6,498
Plus incremental shares from:
Assumed conversion of:
Series B, C and D Convertible Preferred Stock	85,136	--	85,439	85,547
5.5% Convertible Subordinated Debentures	824	--	824	--
Assumed exercise of:
Warrants	3,515	--	3,365	--
Common stock options	8,137	--	7,805	--

Diluted weighted average number of common shares outstanding	104,642	6,513	104,387	92,045

Diluted net income per common share	$ 0.17	$ 0.01	$ 0.45	$ 0.13

The terms 'operating revenue' and 'net operating income' are used in the accompanying press release. This table reconciles
total revenue in conformity with generally accepted accounting principles ("GAAP") to operating revenue and, reconciles
net operating income to GAAP net income.

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(Amount in thousands)

GAAP revenue	$ 86,114	$ 63,996	$ 159,354	$ 131,359
Add: Write-down of residual interests	--	31,923	--	31,923
Less: Debt extinguishment income	--	(26,005)	--	(27,092)

Operating revenue	86,114	69,914	159,354	136,190
GAAP expenses	68,717	60,348	131,487	117,179

Net operating income	$ 17,397	$ 9,566	$ 27,867	19,011
Less: Write-down of residual interests	--	(31,923)	--	(31,923)
Add: Debt forgiveness income	--	26,005	--	27,092
Provision (benefit) for income taxes	217	1,568	(17,976)	2,186

GAAP net income	$ 17,180	$ 2,080	$ 45,843	$ 11,994

AAMES FINANCIAL CORPORATION and SUBSIDIARIES
Supplemental Information

MORTGAGE LOAN PRODUCTION: (In thousands)
	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2003	2002	2003	2003	2002

Broker production (1)	$ 1,067,627	$ 790,502	$ 920,595	$ 1,988,222	$1,307,446
Retail production	591,86	516,233	576,814	1,168,675	968,447

Total mortgage loan production	$ 1,659,488	$ 1,306,735	$ 1,497,409	$ 3,156,897	$2,275,893

(1)	Includes the purchase of closed loans on a flow basis from correspondents of $0.2 million, $0.9 million and and $3.9 million during the three months ended December 31, 2003 and 2002, and September 30, 2003, respectively, and $4.1 million and $4.2 million during the six months ended December 31, 2003 and 2002, respectively.

LOAN DISPOSITIONS: (In thousands)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2003	2002	2003	2003	2002

Whole loan sales	$ 1,714,640	$ 860,969	$ 1,186,157	$ 2,900,797	$1,781,673
Loans pooled and sold in securitizations	--	314,958	--	--	314,958

Total loan dispositions	$ 1,714,640	$ 1,175,927	$ 1,186,157	$ 2,900,797	$2,096,631

LOAN SERVICING:
	At
	December 31,		June 30,
	2003	2002	2003
	(In millions)

Mortgage loans serviced:
Loans serviced on an interim basis	$ 1,975.0	$ 953.0	$ 911.0
Loans in securitization trusts	291.0	1,417.0	741.0

Serviced in-house	2,266.0	2,370.0	1,652.0
Loans serviced by others	68.0	105.0	88.0

Total servicing portfolio	$ 2,334.0	$ 2,475.0	$ 1,740.0

Percentage serviced in-house	97.1%	95.8%	94.9%